Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)                                    Registration Statement (Form S-8 No. 333-172962) pertaining to the 2007, 2008 and 2010 Share Incentive Plans;

2)                                    Registration Statement (Form S-8 No. 333-176751) pertaining to the 2011 Share Incentive Plan; and,

3)                                     Registration Statement (Form F-3 No. 333-195192)

of ChinaCache International Holdings Ltd. of our reports dated April 10, 2015, with respect to the consolidated financial statements of ChinaCache International Holdings Ltd. and the effectiveness of internal control over financial reporting of ChinaCache International Holdings Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

April 10, 2015